UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

October 11, 2026
Date of Report (Date of the earliest event reported)

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Bausch + Lomb Corporation
(Exact Name of Registrant as Specified in Its Charter)

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Canada	001-41380	98-1613662
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

520 Applewood Crescent
Vaughan, Ontario
Canada L4K 4B4
(Address of Principal Executive Offices) (Zip Code)

(905) 695-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, No Par Value	BLCO	New York Stock Exchange	Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 12, 2026, Bausch + Lomb Corporation (the “Company”) announced that Brent Saunders, Chief Executive Officer of the Company and a member of the Company’s board of directors (the “Board”), and the Board have mutually agreed that Mr. Saunders will depart from the Company, effective as of October 12, 2026 (the “Separation Date”). In connection with his departure, Mr. Saunders will also cease serving on the Board, effective as of the Separation Date. Mr. Saunders’ departure from the Company and the Board is not due to any dispute or disagreement with the Company, its management or the Board on any matter relating to the Company’s operations, policies or practices.

Thomas J. Appio, who is currently Chairman of the Board, was appointed to serve as the interim Chief Executive Officer of the Company, effective as of October 12, 2026.

Mr. Appio also serves as the Chief Executive Officer of Bausch Health Companies Inc. (“BHC”), the Company’s controlling shareholder. The information required by Items 401(b), (d) and (e) and Item 404(a) of Regulation S-K with respect to Mr. Appio is included in BHC’s Definitive Proxy Statement related to its 2026 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on April 8, 2026, which information is incorporated herein by reference. Other than the foregoing, there are no arrangements or understandings between Mr. Appio and any other person pursuant to which he was appointed as the interim Chief Executive Officer of the Company, and there are no family relationships between Mr. Appio and any director or executive officer of the Company.

In connection with Mr. Saunders’ departure, the Company entered into a separation agreement with Mr. Saunders dated as of October 11, 2026 (the “Separation Agreement”), pursuant to which Mr. Saunders will receive (i) a lump-sum cash payment of $75.5 million in the aggregate, payable in accordance with the Separation Agreement, and (ii) reimbursement of his attorneys’ fees in connection with the negotiation of the Separation Agreement up to $50,000 (collectively, the “Separation Consideration”). Mr. Saunders will be eligible for continued participation in the Company’s group health plans for two years following the Separation Date in accordance with his existing employment agreement with the Company, dated as of February 14, 2023 (as amended, the “Employment Agreement”). Payment of the Separation Consideration is contingent on Mr. Saunders executing and not revoking a waiver and general release of claims in accordance with applicable laws. Mr. Saunders will not be entitled to receive any further compensation or severance in connection with his departure (including any severance payments or benefits under his Employment Agreement).

Pursuant to the Separation Agreement, all of Mr. Saunders’ outstanding equity and equity-based incentive awards, whether vested or unvested, under the Company’s 2022 Omnibus Incentive Plan (including stock options, restricted share units, matching restricted share units, performance share units, leveraged performance share units and New Hire Grants (as defined in the Employment Agreement)) were forfeited and cancelled effective upon entering into the Separation Agreement.

During the 90 days following the Separation Date, Mr. Saunders will provide reasonable transition assistance to the Company to ensure an orderly transition, without additional compensation other than reimbursement of reasonable out-of-pocket expenses.

Following the Separation Date, Mr. Saunders will remain subject to all of his existing restrictive covenant obligations to the Company under the Employment Agreement (including his confidentiality, non-competition, non-solicitation, non-disparagement and cooperation obligations).

The foregoing is a summary description of the terms of the Separation Agreement and is qualified in its entirety by the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Item 7.01  Regulation FD Disclosure.

On October 12, 2026, the Company issued a press release announcing Mr. Saunders’ departure and Mr. Appio’s appointment as the interim Chief Executive Officer of the Company. In addition, the press release disclosed that the Company expects to raise full-year 2026 guidance with respect to adjusted EBITDA excluding Acquired IPR&D (non-GAAP). A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement, dated as of October 11, 2026, by and between Bausch + Lomb Corporation and Brenton L. Saunders.
99.1	Press Release, dated October 12, 2026.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAUSCH + LOMB CORPORATION

By:	/s/ A. Robert D. Bailey
Name:	A. Robert D. Bailey
Title:	Executive Vice President and Chief Legal Officer

Date: October 12, 2026